EXHIBIT 10.3

Summary of Craig B. Spray 2015 Compensation

Effective July 1, 2015, the Knoll, Inc. compensation committee approved an annual base salary of $335,000 for Craig B. Spray, with a bonus target of $325,000. Mr. Spray is also entitled to participate in the benefit plans provided by Knoll that are generally available to Knoll employees.